Exhibit 99.2

PRESS RELEASE

CONTACT: Brian L. Cantrell Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 600 Tulsa, Oklahoma 74119 (918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Increases Coal Reserve Holdings by 25% and Announces Plans to Increase Productive Capacity

TULSA, Oklahoma, October 21, 2004 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today announced an agreement to enter into two separate coal leases which cumulatively will increase the Partnership’s coal reserve holdings by 25% above its current reserve position. The Elk Creek reserves (“Elk Creek”) are located in Hopkins County, Kentucky, and the Tunnel Ridge reserves (“Tunnel Ridge”) are located in Ohio County, West Virginia and Washington County, Pennsylvania. These leases are estimated to contain approximately 100 million tons of high-sulfur coal reserves. The lessor for both leases is Alliance Resource GP, LLC, the special general partner of the Partnership, which is indirectly owned by members of management of the Partnership.

“The future for coal is bright, driven by strong underlying fundamentals,” said Joseph W. Craft III, President and Chief Executive Officer. “As power generators complete announced installations of new environmental controls over the next five years, Alliance expects demand for high-sulfur coal to increase by approximately 20%, or more than 50 million tons over the same time period. The Elk Creek and Tunnel Ridge leases reflect the Partnership’s continuing focus on the acquisition and development of high-sulfur coal reserves in the Illinois Basin and Northern Appalachia coal producing regions. These leases represent a continuing step in the Partnership’s strategy to further participate in the expected growth in demand for this quality of coal.”

Alliance also announced plans to immediately begin the development process for these properties, which includes obtaining the necessary mining permits and securing sufficient coal sales commitments to justify the capital investment needed to bring these properties into production. Definitive development commitments for Elk Creek and Tunnel Ridge reserves are dependent upon final approval by the Partnership’s Board of Directors at a later date.

Elk Creek Reserves

The Elk Creek reserve area encompasses approximately 9,000 acres located in Hopkins County, Kentucky and is adjacent to the Partnership’s Hopkins County Coal, LLC (“HCC”) complex. The Elk Creek coal reserves are currently estimated to include approximately 30 million tons of high-sulfur coal.

The Elk Creek mine will be an underground mining complex, mining the West Kentucky No. 9 and No. 11 coal seams, utilizing continuous mining units employing room-and-pillar mining

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techniques. The mine intends to utilize the existing coal handling and other surface facilities owned by HCC. It is anticipated that the Elk Creek complex will utilize as many as 250 employees and produce up to 3.2 million tons of coal annually. The Partnership is estimating total capital expenditures to develop Elk Creek to be approximately $60 million invested over a two year period. Coal supply commitments are currently being pursued. Construction of the Elk Creek mining complex may begin as early as the second quarter of 2005.

Tunnel Ridge Reserves

The Tunnel Ridge reserve area encompasses approximately 50,571 acres of land located in Ohio County, West Virginia and Washington County, Pennsylvania. The Tunnel Ridge coal reserves currently under lease are estimated to include approximately 70 million tons of high-sulfur coal in the Pittsburgh No. 8 coal seam. The Partnership has acquired, under a separate lease with Alliance Resource GP, LLC, the rights to approximately 900 acres of surface land and other tangible assets.

The Partnership expects to begin the permitting process immediately. It is anticipated that the Tunnel Ridge operation will utilize a longwall miner for the majority of its coal extraction as well as continuous mining units used to prepare the mine for future longwall mining. The Partnership estimates that the Tunnel Ridge operation will be designed to produce up to six million tons of coal annually. The Partnership is hopeful production from Tunnel Ridge can begin in the 2008 time frame. It is anticipated that the Tunnel Ridge complex will employ as many as 300 employees. The Partnership is estimating total capital expenditures required to develop Tunnel Ridge to be approximately $200 million over a five-year period.

Both the Elk Creek and Tunnel Ridge transactions are related-party transactions and, as such, were reviewed by the Board of Directors and Conflicts Committee of the Partnership’s managing general partner. Based upon this review, it was determined that both transactions reflect market-clearing terms and conditions customary in the coal industry. As a result, the Board of Directors and Conflicts Committee of the Partnership’s managing general partner approved the Elk Creek and Tunnel Ridge transactions as fair and reasonable to the Partnership and its limited partners.

Alliance Resource Partners is the nation’s only publicly traded master limited partnership involved in the production and marketing of coal. Alliance Resource Partners currently operates mining complexes in Illinois, Indiana, Kentucky and Maryland.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: competition in coal markets and our ability to respond to the competition; fluctuation in coal prices, which could adversely affect our operating results and cash flows; deregulation of the electric utility industry or the effects of any adverse change in the domestic coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; customer bankruptcies and/or cancellations of, or breaches to existing contracts; customer delays or defaults in making payments; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations and other factors; our productivity levels and margins that we earn on our coal sales; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental

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regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risks of major mine-related accidents or interruptions; results of litigation; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty obtaining commercial property insurance; and risks associated with our 10.0% participation (excluding any applicable deductible) in the commercial insurance property program.

Additional information concerning these and other factors can be found in the Partnership’s public periodic filings with the Securities and Exchange Commission (“SEC”), including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 12, 2004 with the SEC. Except as required by applicable securities laws, the Partnership does not intend to update its forward-looking statements.

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